                              PURCHASE AGREEMENT


                                BY AND BETWEEN


                             IAT MULTIMEDIA, INC.,
                            A DELAWARE CORPORATION,
                         GESCHAFTSHAUS WASSERSCHLOSS,
                                AARESTRASSE 17,
                          CH - 5300 VOGELSANG-TURGI,


                                       hereinafter referred to as the "buyer,"


                                      and


                              DR. ALFRED SIMMET,
                             TEICHSTRASSE 15 - 19,
                             D - 66953 PIRMASENS,



                                      hereinafter referred to as the "seller."


                                    PREFACE

The seller is the only limited partner of FSE Computer-Handels GmbH & Co. KG (hereinafter referred to as "limited partnership"), which is registered in the commercial register of the District Court, Pirmasens, under the number HR A 3472, with a fixed capital contribution of DM 250,000.00. FSE Computer-Handel Verwaltungs GmbH (hereinafter referred to as "limited liability company"), which is registered in the commercial register of the District Court, Mainz, under the number HR B 5812, and has a capital stock of DM 50,000.00, is the only general partner of the limited partnership. The seller is also the only shareholder of the limited liability company. The seller intends to sell eighty (80) percent of his shares in the limited partnership, as well as all his shares in the limited liability company (hereinafter jointly referred to as the "companies") to the buyer. The buyer intends to acquire these shares. The parties to this agreement therefore stipulate the following:


                                     SS. 1
                             PURCHASE AND TRANSFER

     1.1 The seller sells and hereby transfers, subject to the provisions of ss. 1.2, the limited partner's capital contribution to the limited partnership set forth below and the share in the limited liability company (hereinafter jointly referred to as the "shares") to the buyer, who hereby accepts such sale and transfer:

         a) a limited partner's capital contribution at a nominal value of DM 200,000.00;

         b) a share in the limited liability company at a nominal value of DM 50,000.00.

1.2 The material transfer of the limited partner's capital contribution to the limited partnership is subject to the following condition precedent:

         a) payment of the purchase price in accordance with ss. 3.2 items a) and b), and

         b)       registration of the buyer in the commercial register.

         The buyer may waive his right, in writing, relative to the seller to enforce the condition precedent set forth in item 1.2 b).

     Both the sale and the transfer of the limited partner's capital contribution shall be effected by way of special legal succession.

1.3 The material transfer of the share in the limited liability company is subject to the condition precedent of payment of the purchase price in accordance with ss. 3.2 items a) and b).

1.4 The sale of the shares of the limited liability company shall include any and all unappropriated retained earnings. The seller has not distributed or withdrawn any profits of the limited liability company.

1.5 The sale and the transfer of the shares in the limited partnership at the nominal value of DM 200,00.00 shall not include a transfer of the credit balance in the partner offset account. The buyer and the seller agree that the seller may withdraw the entire credit balance from his partner offset account as of the date of this agreement. Such withdrawal shall be effected subject to the provisions of ss.12. The parties to this agreement agree that the ban on withdrawals set forth in the articles of incorporation of the limited partnership shall not apply pursuant to ss.10 (1.3).

1.6 The approvals required for both the sale and the transfer are attached to this agreement as Appendices 1.6 a) through d) as evidence:

         a) Approval of the limited partnership regarding the transfer of shares [Appendices 1.6 (a)];

         b) Approval of the limited liability company regarding the transfer of shares [Appendix 1.6 (b)];

         c) Written approval of the Mittelstands-Beteiligungsgesellschaft Rheinland Pfalz mbH [Appendix 1.6 (c)]; and

         d) Written confirmation of the Kreissparkasse Kusel that the shares are no longer subject to a lien of the Kreissparkasse Kusel and/or written confirmation that the lien will be released once certain liabilities have been paid [Appendices 1.6 (d)].


                                     SS. 2
                            DATE OF THIS AGREEMENT

2.1 The shares shall be transferred to take economic effect as of the date of this agreement. Profits earned in the current fiscal year shall be distributed as of the precise date pro rata temporis relative to the period preceding and following the date of this agreement and shall be posted to the partners' offset accounts. In addition, the annual surplus shall be allocated to the individual months on the basis of the annual financial statement for 1997
         (ss. 11), at the ratio of the respective monthly gross sales to the gross sales for the year.

2.2 The applications regarding the change in the registration of the limited partner in the commercial register shall be executed by the seller, the limited liability company, and the buyer on the date of this agreement. The buyer shall notify the management of the limited liability company pursuant to ss. 16 para 1 GmbHG [Gesetz betreffend die Gesellschaften mit beschrankter Haftung - law regulating limited liability companies] on the date of this agreement that the shares therein were transferred.

2.3 The date of this agreement in the sense of this agreement shall be today's date.


                                     SS. 3
                                PURCHASE PRICE

3.1      The total purchase price for the shares set forth in ss. 1.1 a) and
         1.1 b) shall be DM 6,400,000.00 (in words: six million four hundred thousand deutsche marks).

3.2      The purchase price shall be paid as follows:

                  a) DM 3,200,000.00, the first instalment, shall be paid in cash (first instalment);

         b) A specific number of shares of common stock of the buyer (hereinafter referred to as "common stock") valued at DM 1,600,00.00, however, not more than the maximum number of common stock set forth in ss. 3.7;

         c) DM 1,600,000.00, the second instalment, shall be paid in cash (second installment).

3.3      The purchase price shall be due and payable as follows:

         a) The first instalment shall be due and payable on November 18, 1997; in the event of late payment, late payment interest of four (4) percent above the discount rate of the Deutsche Bundesbank shall be added to the first instalment.

         b) 144,145 shares shall be transferred as of the date of this agreement; this transfer shall equal a corresponding credit posted to a deposit account of the seller with the bank set forth in ss. 3.9. The seller confirms that he has received the share certificate regarding the buyer's 144,145 shares.

         c) The remaining shares, which shall equal the difference between the total number of shares pursuant to ss. 3.4 and the shares transferred on the date of the agreement, shall be transferred two (2) weeks following the date of the agreement; this transfer shall equal a corresponding credit posted to a deposit account of the seller with the bank set forth in ss. 3.9. If the number of shares transferred on the date of the agreement exceeds the number of shares to be transferred pursuant to ss. 3.4, the number of shares corresponding to the difference between the shares transferred on the date of the agreement and the total number of shares pursuant to ss. 3.4 shall be transferred back to the buyer by the seller within two (2) weeks of the date of the agreement.

         d) The second instalment shall be due and payable 120 days after the date of this agreement.

3.4 The amount of common stock to be transferred as partial consideration in accordance with ss. 3.2 item b) shall be equal to the quotient of the dollar amount that equals DM 1,600,000.00 at the official average exchange rate of the Frankfurt Foreign Exchange (hereinafter referred to as "average foreign exchange rate") as of the date of the agreement, divided by the average purchase price in dollars. The average purchase price shall be the respective average last sale price of the common stock as quoted on Nasdaq in New York, where the common stock was traded for a period of 45 trading days ending on 11/6/97.

3.5 The seller undertakes relative to the buyer not to sell or transfer the common stock acquired by him pursuant to ss. 3.2 item b) for one year of the date of this agreement. To this end, the seller undertakes to conclude a shareholder agreement with the shareholders of the buyer.

3.6 If the seller sells or transfers the common stock which he acquired pursuant to ss. 3.2 item b) after the first and before the third anniversary of the date of this agreement, and if the prevailing market price in dollars of the common stock at the given time, multiplied by the number of shares of common stock, yields a figure below the amount in dollars that equals DM 1,600,000.00 at the average foreign exchange rate as of the date of the agreement, the buyer shall transfer to the seller that number of new shares of common stock that is required to ensure that the product of the then prevailing market price, multiplied by the total number of shares of common stock which were transferred to the seller in accordance with ss. 3.2 item b) and ss. 3.6, equals the amount in dollars that equals DM 1,600,000.00 at the average foreign exchange rate as of the date of the agreement.

3.7 In order to ensure compliance with the guidelines of the U.S. Securities and Exchange Commission ("SEC") and Nasdaq, the maximum number of shares of common stock, which are transferred pursuant to ss. 3.2 item b) and ss. 3.6, is fixed at 400,000 shares.

3.8 As collateral for the second instalment, the buyer shall provide to the seller a bank guaranty for DM 1,600,000.00, a copy of which is attached to this agreement as Appendix 3.8 as evidence. The seller confirms that he has received the original bank guaranty.

3.9 Any and all payments to the seller pursuant to ss. 3 shall be made to the account of the seller with the Kreissparkasse Kusel, bank routing number 540 515 50, account number 500-216650, provided the seller does not designate another account number.


                                     SS. 4
                                  DISCLOSURE

The seller shall provide the following documents to the buyer:

4.1      The articles of incorporation

         a) of the limited partnership, in the last amended version of 11/28/96, and

         b) of the limited liability company, in the last amended version of 7/26/96.

4.2 Both the annual and interim financial statements of the limited partnership as of 12/31/94, 12/31/95, 09/30/96, 12/31/96, and
         09/30/97 (hereinafter referred to as "annual and interim financial statements"), including a confirmation issued by the auditing firm Munck, with the exception of 12/31/94, as well as the business plan. The interim financial statement per 09/30/97 is attached to this agreement as Appendix 4.2 a) as evidence. The exact text of the auditor's confirmation, which is to be revised, is attached as Appendix 4.2 b).

4.3      The following agreements and documents pertaining to the companies:

         (a) the employment or work contracts set forth in Appendix 4.3(A) that stipulate an annual compensation in excess of DM 100,000.00; an enumeration of the shop agreements, agreements concerning a reconciliation of interests, and social plans, as well as special union contracts, if any;

         (b) the license agreements and other agreements enumerated in Appendix 4.3(B) regarding industrial property rights that stipulate, in individual cases, license payments of more than DM 25,000.00 per year;

         (c) the agreements enumerated in Appendix 4.3(C) with customers and/or suppliers that stipulate an annual business volume in excess of DM 100,000.00, as well as any and all agreements that stipulate special discounts, cash discounts, trade discounts, advance payments, or allowances for advertising costs;

         (d) the rental and lease agreements enumerated in Appendix 4.3(D), provided the annual rent or lease exceeds DM 24,000.00 (excluding value-added tax);

         (e) the obligations enumerated in Appendix 4.3(E) under loans, guarantees, bills, warranty obligations, and collateral of any type, as well as any and all bank loans and loans granted to a third party by one of the companies;

         (f) the agreements enumerated in Appendix 4.3(F) with sales representatives and authorized dealers;

         (g) the agreements of the company [sic] enumerated in Appendix 4.3(G) that stipulate obligations relative to the seller or persons related to him (ss. 15 AO [Abgabenordnung - tax code]) or relative to companies of which one or more of these persons has an interest that exceeds five percent;

         (h) the list of agreements and obligations enumerated in Appendix 4.3(h) that entail liabilities for the company [sic], individually or cumulatively, in excess of DM 100,000.00 overall per year or that stipulate services to be rendered beyond 01/01/2000, provided these agreements have not been enumerated in any of the other appendices; as well as

         (i) the agreements enumerated in Appendix 4.3(I) concerning the establishment of a silent partnership.

4.4 The buyer is aware of the fact that the reserves required pursuant to ss. 10 (1.3) of the articles of incorporation of the limited partnership were never created The provisions of ss. 10 (1.3) shall also not apply to the determination of the credit balance in the partner offset account as of the date of the agreement.


                                     SS. 5
                          UNDERTAKINGS AND WARRANTIES

5.1 The seller undertakes and warrants to the buyer by way of an independent guaranty

         a) that any and all statements made in this ss. with regard to the companies as of today's date are true and complete;

         b) that he has informed the buyer completely and comprehensively, to the best of his knowledge, with regard to any and all matters known to him that are pivotal to an assessment of the companies' situation in terms of assets and earnings;

         c) that with regard to the future development of the companies' businesses, the seller is unaware of any pivotal and negative aspects that differ fundamentally from preceding years, with the exception of general economic or sectorspecific trends.

5.2 In addition, the seller undertakes and warrants to the buyer by way of an independent guaranty

5.2.1 with regard to the legal relationships of both the limited partnership and the limited liability company

                  - that the companies were established in legally effective ways;

                  - that the entire fixed capital or capital stock was paid in full and at full value in cash and was not granted back to the payor, as well as that there are no obligations to make additional contributions or obligations to pay outstanding contributions;

                  -      that the shares to be transferred represent eighty
                         (80) percent of the fixed capital of the limited partnership and one hundred (100) percent of the capital stock of the limited liability company;

                  - that the shares belong exclusively to the seller and that they are free of third party rights; this applies especially to rights of lien, if any, of the Kreissparkasse Kusel to the shares of the companies;

                  - that the seller has the right to dispose freely of the shares, in particular, that he is not bound by reservations of consent on the part of both the Mittelstands Beteiligungsgesellschaft Rheinland Pfalz mbH and the Sudwestdeutsche Genossenschafts-Zentralbank AG with regard to the sale of the shares and the effective transfer thereof to the buyer;

                  - that the statements made in the preface and in ss. 1.4 are complete and true; and

                  -      that the companies do not have any subsidiaries.

         5.2.2    with regard to ss. 419 BGB

                  - that for the seller the disposition of the shares does not represent a transaction in the sense of ss. 419 BGB [Burgerliches Gesetzbuch - German Civil Code].

         5.2.3    with regard to the absence of appeals

                  - that the assets of the companies are not subject to any petitions for bankruptcy or conciliation proceedings and

                  - that there are no circumstances which would justify any appeals against this purchase agreement under the provisions of the bankruptcy or conciliation code and the Anfechtungsgesetz [appeals code].

         5.2.4    with regard to agreements

                  - that, with the exception of the agreements and obligations set forth in ss. 4,

                         - the companies have not entered into any other significant agreements or obligations that would be pivotal to its financial or business situation;

                         - the agreements set forth in ss. 4 continue to apply unchanged, unless they are terminated in the course of normal business;

                         - the seller, to the best of his knowledge, is unaware of any circumstances, not even in consequence of implementing the present agreement, which would undermine or endanger the continuation of these agreements.

         5.2.5    with regard to the performance of agreements

                  - forth in ss. 4 or that up to the present day they have done everything that is necessary to enable themselves to satisfy all obligations under these agreements as stipulated. There are no performance defects with regard to these agreements.

         5.2.6    with regard to industrial property rights

                  - that all industrial property rights utilized by the companies in connection with their current and currently planned business activities (especially patents, utility models, copyrights, trademarks, and know- how), including trade secrets, methods, and licenses, as well as any and all use rights deriving therefrom, are enumerated in Appendix 5.2.6 of this purchase agreement and

                         (i) that the companies alone are entitled to these rights, without restrictions, and that third parties do not have any rights to these industrial property rights and use rights or with regard to the utilization thereunder;

                         (ii) that third parties have not appealed these industrial property rights, that as far as the seller knows such appeals are not to be anticipated, and that the seller also has no knowledge of any other reasons that might result in a cancellation or voidance of these industrial property rights;

                         (iii) that these industrial property rights or the utilization thereunder do not violate the industrial property rights of third parties;

                         (iv) that all fees, as well as all other measures required for maintaining the industrial property rights, were paid or effected, respectively, in full and in due time; and

                         (v) that, to the seller's best knowledge, the operations of the companies do not violate industrial property rights belonging to third parties.

         5.2.6a   with regard to insurance policies

                  - that the companies, as the insured, currently maintain valid insurance policies against fire, theft, and other operational risks, with the exception of an insurance policy covering interruptions of operations, for appropriate or customary amounts and terms that run until at least August 31, 1998.

         5.2.7           with regard to franchises and permits

                  - that all permits, as well as construction and operating permits and licenses, including those pertaining to environmental protection, required for the companies' operations were obtained and that the companies possess all other permits which, according to governmental agencies, were necessary to date for the companies to conduct their businesses, and

                  - that all these franchises and permits are in full force and effect and not subject to any restrictions. The seller has no knowledge of any circumstances that might justify a revocation or restriction of any of these franchises or permits or that would result in additional requirements as a consequence of this purchase agreement.

         5.2.8    with regard to compliance with environmental regulations

                  - that the companies have not caused or permitted, neither knowingly nor unknowingly, the discharge of environmentally hazardous substances and materials on the property utilized by the companies or outside thereof;

                  - that both the seller and the companies have done everything in their power to ensure that all waste and other materials or substances, whether hazardous or harmless, that were deposited, treated, or stored outside of the real property utilized by the companies were deposited, treated, stored, or burned in accordance with all laws and regulations; and

                  - that to the seller's best knowledge there are no contaminated sites (contamination of the soil or of the ground water) in or under the real property belonging to the companies or utilized by them, and that there are no other environmentally hazardous substances thereon.

         5.2.9    with regard to litigation and compliance with regulations

                  - that the companies are not threatened by any civil, criminal, or administrative claims and that the companies are not subject to any judicial or official investigations. There are no judicial judgments or official findings that prohibit or restrict the companies from carrying out certain activities or from directing certain activities, which would significantly limit the companies' operations, or that stipulate that the companies have violated laws or regulations. The companies are not party to any legal actions with an amount in controversy exceeding DM 25,000.00 and no such legal action is threatened at the present time; and

                  - that for all intents and purposes the companies' operations essentially comply with all regulations under public law.

         5.2.10   with regard to the ownership of assets

                  - that unless they were sold since 9/30/97 in the course of the companies' normal business, all assets shown in the interim financial statement as of 09/30/97 continue to form an integral part of the assets under civil law and

                  - that, with the exception of customary reservations of title, the inventories are not subject to any third party rights, including chattel mortgages on the companies' assets.

         5.2.11   with regard to the annual financial statements

                  - that both the annual financial statements and the interim financial statements provide a realistic picture of the situation of the companies in terms of finances, assets, liabilities (even if these are qualified or limited), equity, and earnings and that these financial statements were prepared in accordance with generally accepted bookkeeping and accounting principles, subject to the continuity of accounting and valuation principles, and that they are accurate and complete;

                  - that the inventories shown in both the annual financial statements and the interim financial statements were valued on the basis of the lowest value principle pursuant to commercial law, in consideration of valuation allowances on items that are obsolete or cannot be sold for other reasons;

                  - that the receivables from deliveries and services shown in both the annual financial statements and the interim financial statements that have not been settled as of today may be collected by, at the latest, June 30,

                         1998, less any flat valuation allowances as well as, depending on the nature of the receivable in question, individual valuation allowances;

                  - that as of 9/30/97 the companies had future, payable, or threatened liabilities of any kind and nature only to the extent shown on the basis of their cash value in both the annual financial statements and the interim financial statements or to the extent that they are covered by reserves. The pension liabilities were deferred in accordance with the principles set forth in ss. 6a EStG [Einkommensteuergesetz - income tax law]. No additional payments are required; and

                  -      that there were no hidden distribution of profits.

         5.2.12   with regard to tax returns

                  - that the companies have submitted any and all required tax returns to the respective tax agencies; and

                  - that the companies are not in default with regard to the payment of taxes, duties, and social security payments, and that both the annual financial statements and the interim financial statements contain sufficient reserves for all taxes, duties, and social security payments which must be paid by the companies for the period up to 12/31/97.

         5.2.13   with regard to the condition of the tangible assets

                  - that both the tangible and intangible assets of the companies are in useable condition, taking into account customary wear and tear, age, and required maintenance work, which to date was carried out regularly.

         5.2.14   with regard to products and product liability

                  - that products manufactured or distributed by the companies comply with any and all material regulations under public and private law. Any and all products and services are sold subject to customary warranties. The seller has no knowledge of any warranty claims that might result in claims against the companies for amounts exceeding DM 10,000.00. There were no defective deliveries as of the date of this agreement that might result in warranty claims against the companies; and

                  - that as of the date of this agreement the companies did not deliver or sell any products or services in regards to which third parties might derive any product liability claims.

         5.2.15   with regard to the absence of significant changes

                  -      that since 1/1/97 until the present day

                         (i) the companies pursued their activities only in the context of due business operations; this applies, in particular, to investment principles, inventories and procurement, production methods, payment patterns, and collection of receivables;

                         (ii) that none of the companies' significant agreements were modified or terminated;

                         (iii)  that the compensation payable to the
                                companies' executives, representatives, or consultants was not increased above and beyond customary raises;

                         (iv) that no retirement benefits, bonuses, profit sharing plans, or similar payments were introduced for the companies' executives and white-collar or blue-collar workers, or that any existing commitments of this type were increased;

                         (v) that the companies did not enter into any significant obligations and that they did not sell any significant assets outside of the course of normal operations; and

                         (vi) that there have been no significant negative changes with regard to the companies' situation in terms of finances, assets, liabilities, equity, or operating results.

         5.2.16   with regard to liquidity

                  - that as of the date of this agreement the companies' liquidity is secured in terms of carrying out current business, even after both the credit balance in the seller's partner offset account and the silent partner's participation have been deducted, without requiring any additional financing on the part of the buyer or third parties. The liquid funds required for maintaining and establishing the liquidity of the companies shall amount to at least DM 700,000.00, excluding the repayment obligations under the silent partnership; liquid funds in the sense of this agreement refer to all short-term bank balances less any bank liabilities.

5.3 The seller warrants to the buyer that the EBITA of the limited partnership (profits before interest, corporate income taxes, and depreciation) in fiscal year 1998 shall exceed DM 2,500,000.00. This warranty shall not apply if, in consequence of decisions made by the buyer, both the business and the activities of the companies undergo significant changes. Such significant changes in the companies' business and activities comprise, in particular, the sale of important assets of the companies, mergers or transformations in terms of legal structure, or acquisition of interests in other companies. For the purpose of this profit warranty, a one-time charge for expenses in connection with the acquisition of products, which are manufactured or distributed by the buyer and which shall be distributed by the limited partnership, shall be taken against EBITA (profits before interest, corporate income taxes, and depreciations).

                                     SS. 6
                                LEGAL REMEDIES

6.1 If one or more of the undertakings or warranties made or given, respectively, in this agreement or any obligations undertaken hereunder are inapplicable or are not performed, the buyer shall have the right, at its discretion,

         a) to demand that the buyer and the companies are placed in a position as if the undertaking or warranty in question were applicable or as if the obligation had been performed (in the case of ss. 5.3 this means that the difference between the actual EBITA of the limited partnership (profits before interest, corporate income taxes, and depreciations) in fiscal year 1998 and DM 2,500,000.00 shall be paid by the seller to the buyer as conclusive damages);

         or/and

         b) to demand compensation for the damages sustained or to be sustained in the future by the buyer and/or the companies;

         or/and

         c) to claim a reduction of the purchase price in deviation from ss. 472 BGB that is equal to the reduction in assets incurred by the buyer and/or the companies.

6.2 The damages may be claimed only once if the damages incurred were reflex damages, i.e. damages that merely reflect the damages sustained on one level on the other level.

6.3 Irrespective of other stipulations in this agreement, the seller undertakes to release the buyer or, at the latter's request, the companies, as of the respective due date, from any and all liabilities and other attendant disadvantages, if any (including interest and fees, as well as disadvantages resulting from a reclassification of the equity that may be utilized under tax law in the sense of ss. 28, ss. 29 KstG [Korperschaftssteuergesetz - law on corporate taxation]) relating to the periods up to the date of this agreement and are not covered by liabilities in the annual financial statements and interim financial statements. In connection therewith, the buyer shall have all rights set forth in ss. 6.1 Should comprehensive tax audits or additional tax assessments of the companies result in additional tax demands, an offset of advantages and disadvantages, if any, resulting from tax savings that stem from shifts in periods or subsequent capitalizations shall be carried out only at that point in time at which the respective tax savings affects the companies or their respective legal successors.

6.4 The statute of limitations for any claims pursuant to ss. 6 shall be determined as follows:

         a) With the exception of claims for damages in connection with defects in title (ss. 5.2.1), environmental claims
                  (ss. 5.2.8), and product liability claims (ss. 5.2.14), as well as with the exception of claims for damages or claims for reimbursement in connection with claims relating to taxes and social security obligations (ss. 5.2.12 and ss. 6.3), all claims pursuant to ss.6.1 shall be barred by statute of limitations as of December 31, 1999.

         b) The statutory statute of limitations shall apply to any claims for damages in connection with defects in title (ss. 5.2.1).

         c) Claims for damages in connection with environmental liabilities (ss. 5.2.8) and product liability (ss. 5.2.14) shall be barred by statute of limitation as of December 31, 2002.

         d) Claims for damages in connection with any violation of undertakings and warranties regarding both tax and social security liabilities (ss. 5.2.12 and ss. 6.3) shall be barred by statute of limitations within six months of the date on which the social security assessments or tax assessments became could no longer be appealed.

6.5 The statute of limitations with regard to any claims on the part of the buyer shall be suspended on the basis of a written demand for performance or a written notification of defect in title analogously to ss. 202 BGB in connection with ss. 205 BGB, with the proviso that in order to maintain its claims the buyer shall enforce these by legal process within twelve months of the date of the demand for performance or the notification of defect in title, however, not before the respective statute of limitations pursuant to ss. 6.4 has run out.

6.6      Articles 460 and 464 BGB, as well as ss. 377 ff. HGB [Handelsgesetzbuch
         - German Commercial Code] shall not apply.

6.7 Unless the respective statements of the seller are expressly set forth elsewhere in this agreement, the seller shall not provide any warranties above and beyond the obligations set forth above with regard to the companies' legal and economic and with regard to the continuation of the companies' previous situation in terms of assets and profits after the date of this agreement.

6.8 Claims on the part of the buyer pursuant to this ss. 6 shall be entertained only if the amount or the value of the claim, or the sum total of the claims, attains at least DM 50,000.00. If these limits are exceeded, the full amount shall be due and payable. In the case of claims related to taxes and social security, the sum total of any and all additional taxes shall apply.

6.9 In case of violations against the undertakings pursuant to ss. 5.2.16 (warranty of liquidity) and ss. 5.3 (warranty of profits), the buyer shall be paid the monetary amount required for attaining liquidity or for replenishing the profits by way of a reimbursement of the purchase price.

6.10 To the extent that the seller's liability is limited, by the best of his knowledge or by his knowledge, to specific facts, he shall be liable for the due diligence of a business person pursuant to ss. 43 para 1 GmbhG. The best knowledge or the knowledge of the companies' managing director and the executives with full power of attorney shall be attributed to the seller.


                                     SS. 7
                                  COOPERATION

7.1 The seller undertakes to provide to the buyer all business records and documents belonging to the companies, as well as to provide, at the request of the buyer, unlimited information, free of charge, concerning the affairs of the companies during the time preceding the date of this agreement, to the extent that this is necessary in the interest of the companies or the buyer.

7.2 If the companies are subject to an external tax audit after the date of this agreement in connection with assessment periods preceding the date of this agreement, the seller shall be given the opportunity to participate in the audit and especially in the final meetings; in connection therewith the seller shall be represented by a person sworn to confidentiality by virtue of his or her profession. At his request and at his expense, the seller shall be given any and all information required to protect his interests. In addition, the seller may request, at his expense, that the company affected by the respective tax assessment shall seek legal recourse. Any and all actions in connection therewith shall be pursued by the seller at his expense.


                                     SS. 8
                          PROHIBITION OF COMPETITION

8.1 The seller undertakes not to compete, himself and in conjunction with the companies affiliated with him, either directly or indirectly, with the companies until 12/31/01 and not to establish a company, participate in a company, or advise or support such company in any manner, either directly or indirectly, that would compete with the companies' current operations. In geographical terms, the prohibition of competition shall be restricted to the territory in which the companies are active at the present time. Excepted from this stipulation are interests on the part of the seller in publicly traded companies, with the proviso that such participation may not exceed two (2) percent of the capital stock of the publicly traded company concerned.

8.2 If the seller violates the prohibition of competition set forth above, he shall be liable for a penalty of DM 500,000.00 for each violation. In case of continued violations of the prohibition of competition set forth above, each week of violation that has begun shall be considered an individual violation. Neither the enforcement of claims for damages caused by such violation nor the enforcement of claims for performance shall be affected thereby.

                                     SS. 9
                                    OPTIONS


9.1 The buyer shall have the right to acquire an additional share in the limited partnership at the nominal value of DM 25,000 [ten (10) percent of the shares of the limited partnership at the present value) without having to transfer a corresponding credit to the partner offset account. The purchase price shall be one million DM, unless a different amount is stipulated pursuant to ss. 9.2. This option may be exercised relative to the seller at any time after the date of this agreement on the basis of a written statement. The shares in question shall be transferred in writing within four weeks of receipt of the notification.

9.2 If the EBITA of the limited partnership (profits before interest, corporate income taxes, and depreciations) in fiscal year 1998 exceed DM 3,250,000.00, the purchase price to be paid by the buyer in case the option is exercised pursuant to ss. 9.1 shall be determined on the basis of the product of ten (10) percent of EBITA of the limited partnership (profits before interest, corporate income taxes, and depreciations) in the fiscal year that precedes the fiscal year during which the option expires, multiplied by a factor of 3.5.

9.3 If the buyer exercises its options in accordance with ss. 9.1, the son of the seller, Mr. Felix Simmet, may claim a right of first refusal (agreement to the benefit of third parties). Such right of first refusal shall be exercised by Mr. Felix Simmet relative to both the seller and the buyer, in writing, within 60 days. This time period shall expire on the date on which the buyer notifies the person entitled to the right of first refusal, in writing, of both the exercise of the option and the purchase price to be paid pursuant to ss. 9.1 or ss. 9.2. This right of first refusal is tied to the person of Mr. Felix Simmet; it cannot be assigned and shall expire upon the death of Mr. Felix Simmet.

     9.4 The seller shall have the right to sell his remaining share in the limited partnership at the nominal value of DM 25,000.00 [ten (10) percent of the present value of the limited partnership) to the buyer, provided the EBITA of the limited partnership (profits before interest, corporate income taxes, and depreciations) exceeds DM 3,250,000.00 in the fiscal year preceding the fiscal year during which the option is exercised. The purchase price for the share in the limited partnership at the nominal value of DM 25,000.00 shall be equal to the product of ten (10) percent of the EBITA of the limited partnership (profits before interest, corporate income taxes, and depreciations) in the year which precedes the fiscal year during which the option is exercised, multiplied by a factor of 3.5. This option on the part of the seller to sell may be exercised only between March 31, 1999, and March 31, 2001. This option to sell shall be exercised relative to the buyer on the basis of a written declaration of the seller. The shares in the limited partnership shall be transferred in writing within four weeks of receipt of the notification that the option is being exercised.

9.5 The EBITA of the limited partnership (profits before interest, corporate income taxes, and depreciations), in connection with the options set forth in ss. 9.4 and ss. 10.4, shall be computed on the basis of an annual financial statement and the accounting principles that were used to prepare the annual financial statement per December 31, 1996

9.6 The parties hereby approve the transfers of the limited partner shares in accordance with the provisions of this ss. 9. The approvals of both the limited liability company in its capacity as the general partner and the limited partnership are attached to this agreement as Appendices 9.6 a) and b) as evidence.


                                    SS. 10
                               MANAGEMENT OPTION

10.1 The buyer and the seller undertake, in their capacities as future shareholders of the limited partnership, to offer to the executives of the limited partnership the ability to participate in the limited partnership as limited partners at a total nominal value of DM 25,000.00, without transferring the credit balances in the respective partner offset accounts. To this end, the seller undertakes to transfer to the respective executives, at the request of the buyer, from his share in the limited partnership, limited partner shares at a total nominal value of DM 25,000.00 [ten (10) percent of the shares]. The price for the limited partner share under this management option shall be DM 3,200.00 per DM 100.00 of each limited partner share, yielding a total price of DM 800,000.00.

10.2 The option to be offered to the executives of the companies shall be exercised within six months after the conditions for such management option were stipulated. The executives who wish to exercise their options shall notify the seller, in writing, that they intend to exercise their option. The shares in question shall be transferred, in writing, within four weeks of receipt of the notification. The executives who are entitled to this management option, as well as the scope of their option rights, shall be stipulated by the seller within one month of the date of this agreement. The seller shall not have the right to grant options to himself or relatives in the sense of ss. 15 AO.

10.3 If the options offered under the management option plan are not exercised by the executives entitled thereto, the buyer shall have the right to purchase the respective shares from the seller without transferring the respective credit to the partner offset accounts. The purchase price shall correspond to the purchase price offered to the executives entitled to such option for the limited partner shares. The seller shall notify the buyer, in writing, one week after the expiration of the management option plan pursuant to ss. 10.2, how many shares it may purchase as a result of the nonexercise of the management option plan. The buyer shall exercise this right to buy, in writing, within six (6) months of receiving the seller's notification. The shares in question shall be transferred, in writing, within four weeks of receipt of the written exercise of the right to buy on the part of the buyer.

10.4 The seller shall have the right to sell to the buyer the shares in the limited partnership that were not sold to the executives in connection with the management option plan. The purchase price to be paid by the buyer per DM 100.00 of each limited partner share shall be equal to the product of 0.04 percent of the EBITA of the limited partnership (profits before interest, corporate income taxes, and depreciations) in the fiscal year in which the option is exercised pursuant to ss. 10.4, multiplied by a factor of 3.5. This option may be exercised only within two weeks upon termination of the seller's employment contract with the limited liability company. The buyer shall be notified, in writing, that this option will be exercised. The shares in question shall be transferred in writing within four weeks of receipt of the notification.

         The purchase price shall be due and payable within eight (8) days of the date of the annual financial statement.

10.5 The parties hereby approve the transfers of the limited partner shares in accordance with the provisions of this ss. 10. The approvals of both the limited liability company in its capacity as the general partner and the limited partnership are attached to this agreement as Appendices 10.5 a) and b) as evidence.


                                    SS. 11
                             FINANCIAL STATEMENTS

The companies shall prepare the annual financial statements for fiscal year 1997 on the basis of the accounting principles utilized to prepare the annual financial statements in preceding years.


                                    SS. 12
      DISTRIBUTION OF THE CREDIT BALANCES IN THE PARTNER OFFSET ACCOUNTS

The seller's credit balance in his partner offset account shall be paid in accordance with the situation of the companies in terms of liquidity. The extent of the required liquidity shall be calculated on the basis of ss.
5.2.16. Subject to ss. 12 sentence 1 of this agreement, DM 500,000.00 shall be paid to the seller as an advance payment two weeks after the effective date of transfer of the shares in the companies in the form of a withdrawal from his partner offset account. The seller may request payment of the remaining credit balance in his partner offset account, taking into account the situation of the company in terms of liquidity, two weeks after the annual financial statement for 1997 is completed and after the profits have been distributed pursuant to ss. 2.1. Payment of the seller's credit balance in his offset account, which derives from profits achieved in years preceding the date of this agreement, shall have priority over other payments related to partner offset accounts.


                                    SS. 13
                               BUNDESKARTELLAMT

The buyer shall, at his expense, notify the Bundeskartellamt [Federal Cartel Authority] of the impending merger, to the extent necessary. The buyer warrants that there is no obligation to report the merger.

                                    SS. 14
                                CONFIDENTIALITY

14.1 The parties to this agreement shall maintain strict confidentiality with regard to the conclusion of this agreement and the provisions thereunder, unless disclosure relative to third parties is required by law or the applicable rules of a stock exchange or is necessary to adequately inform the employees of the companies and their elected representatives.

14.2 The buyer shall not use any knowledge of the companies' business activities that was gained during "due diligence" to the detriment of the companies.

14.3 The parties to this agreement shall discuss any and all press releases.


                                    SS. 15
                                    RELEASE

The buyer and the seller shall jointly work to ensure that the seller is released from the guarantees he furnished to the banks that granted loans to the companies.


                                    SS. 16
                        COSTS, MISCELLANEOUS PROVISIONS

16.1 The costs of certification of this agreement, if any, shall be borne by the buyer. Any and all other costs shall be distributed in accordance with the agreement of 10/16/97, which is attached to this agreement as Appendix 16.1. Unless stipulated otherwise in both this agreement and the agreement of 10/16/97, each party to this agreement shall be responsible for the costs incurred by him or it, respectively.

16.2 Any and all appendices to this agreement shall form an integral part thereof, to the extent that they do not serve merely as evidence. The parties to this agreement advise that the articles of incorporation of the limited partnership were modified prior to the conclusion of this agreement. See Appendix 16.2, which is attached to this agreement as evidence.

16.3 Any modifications of and supplements to this agreement shall be made in writing, unless the applicable laws set forth more stringent requirements.

16.4 This agreement represents the entire agreement between the parties. Any and all earlier agreements between the parties are voided hereby.

16.5 The current or future ineffectiveness of any provisions of this agreement shall not affect the effectiveness of the remaining provisions of the agreement. The same shall apply to lacunae, if any. The parties shall replace the ineffective provision or shall close the lacuna by a provision which, to the extent permissible in law, approximates as closely as possible the original intent of the parties to this agreement.

16.6     This agreement shall be subject to German law.

                                                     Record book Nr. Z 851/1997

                                    /seal/


                                  NEGOTIATED

                   IN FRANKFURT AM MAIN ON NOVEMBER 13, 1997


                   Before me, the undersigned notary public

                                 ROGER ZATZSCH

       in the district of the Oberlandesgerichts [higher regional court]
         Frankfurt am Main with official residence in Frankfurt am Main appeared today:

1.       Dr. Alfred Simmet
         Citizen of Germany
         business residence Teichstrasse 15-19, 66953 Pirmasens, Germany identity proven on the basis of his valid official identity card of the Federal Republic of Germany bearing a photograph

2.       Mr. Klaus Grissemann
         Citizen of Switzerland
         business residence in Geschaftshaus Wasserschloss, Aarestrasse 17, 5300 Vogelsang-Turgi, Switzerland

         identity proven on the basis of his valid official identity card of the Swiss Confederation bearing a photograph hereinafter acting not in his own name, but for

                  IAT Multimedia, Inc., Geschaftshaus Wasserschloss, Aarestrasse 17, 5300 Vogelsang-Turgi, Switzerland

         on the basis of a written power of attorney, presented as facsimile copy at the notarization, whose original Mr. Grissemann promised to file subsequently and which will be attached as enclosure to this record.

This premised, the parties requested the certification of the Agreement of the purchase and the transfer of limited liability company shares and of a limited partnership ("Purchase Agreement"), attached in Appendix I hereto, and the Appendices referred to in the Purchase Agreement whose content shall become part of the declaration of intention of the parties.

The Appendices 1.6 a) to d), 3.8, 4.2 a), 9.6 a) and b), 10.5 a) and b) as well as 16.2 of the Purchase Agreement are enclosed to the Purchase Agreement solely for the purpose of evidence.

The parties declare that the limited liability company possesses no real estate property.

The notary public pointed out to the parties that

- the parties are jointly liable for the costs of this certificate without prejudice to the regulations in this certificate;

-        he is bound according to ss. 54 EstDV [Einkommensteuer-
         Durchfuhrungsverordnung -- income tax implementing regulation] to present a copy of this certificate to the fiscal authorities.

The aforementioned negotiation including the Appendices (with the exclusion of the Appendices attached to the Purchase Agreement solely for the purpose of evidence 1.6 a) to d), 3.8, 4.2 a), 9.6 a) and b), 10.5 a) and b) as well as 16.2) were read aloud to the persons appearing in the presence of the notary public, were approved by them and signed in person by them and the notary public as follows:


/signature/                                /signature/
Klaus Grissemann                           Dr. Alfred Simmet


                              /signature/
                              Roger Zatzsch, notary public

                              /stamp/

APPENDICES

Appendix 1.6 a)            Approval of the limited partnership regarding the
                                 transfer of shares

     Appendix 1.6 b)       Approval of the limited liability company regarding
              the transfer of shares

     Appendix 1.6 c)       Written approval of the
              Mittelstands-Beteiligungsgesellschaft Rheinland Pfalz mbH

     Appendix 1.6 d)       Written confirmation of the Kreissparkasse Kusel
              regarding the release of the lien

Appendix 3.8               Bank guaranty

Appendices 4.2 a)          Interim financial statement as of 09/30/97

     Appendix 4.2 b)       Text of the confirmation of the auditors, which is
              to be revised, regarding the interim financial statement per 09/30/97

     Appendix 4.3 a)       Enumeration of the employment or work contracts that
              stipulate an annual compensation in excess of DM 100,000.00; enumeration of the shop agreements, agreements concerning a reconciliation of interests, and social plans, as well as special union contracts, if any

     Appendix 4.3 b)       Enumeration of the licensing and other agreements
              regarding industrial property rights that stipulate, in individual cases, license payments of more than DM 25,000.00 per year

     Appendix 4.3 c)       Enumeration of the agreements with customers and/or
              suppliers that stipulate an annual business volume in excess of DM 100,000.00 in each case, as well as any agreements that do not stipulate the usual special discounts, cash discounts, trade discounts, advance payments, or allowances for advertising costs

     Appendix 4.3 d)       Enumeration of the rental and lease agreements,
              provided the annual rent or lease exceeds DM 24,000.00 (excluding value-added tax)

     Appendix 4.3 e)       Enumeration of the obligations under loans,
              guarantees, bills, warranty obligations, and collateral of any type, as well as any and all bank loans and loans granted to a third party by one of the companies

     Appendix 4.3 f)       Enumeration of the agreements with sales
              representatives and authorized dealers

     Appendix 4.3 g)       Enumeration of the agreements of the company
              stipulating
              obligations relative to the seller or persons related to him
              (ss. 15 AO) or relative to companies in which one or more of these persons has an interest that exceeds five (5) percent

     Appendix 4.3 h)       Enumeration of the agreements or obligations that
              entail liabilities for the companies, individually or cumulatively, in excess of DM 100,000.00 overall per year or that stipulate services to be rendered beyond 01/01/2000, provided these agreements have not been enumerated in any of the other appendices listed herein

     Appendix 4.3 i)       Enumeration of the agreements concerning the
              creation of a silent partnership

Appendix 5.2.6             Enumeration of the industrial property rights

     Appendix 9.6 a)       Approval of the limited liability company regarding
              the transfer of the limited partner shares in connection with the option pursuant to ss. 9

     Appendix 9.6 b)       Approval of the limited partnership regarding the
              transfer of limited partner shares in connection with the option pursuant to ss. 9

     Appendix 10.5 a)      Approval of the limited liability company regarding
              the transfer of limited partner shares in connection with the management option

     Appendix 10.5 b)      Approval of the limited partnership regarding the
              transfer of limited partner shares in connection with the management option

Appendix 16.1              Agreement regarding the allocation of costs

Appendix 16.2              Modification of the limited partnership agreement